UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2018

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Severance Plans

On June 28, 2018, the Board of Directors (the “Board”) of Ocwen Financial Corporation (the “Company”) approved the Ocwen Financial Corporation United States Basic Severance Plan (the “Severance Plan”) and the Ocwen Financial Corporation United States Change in Control Severance Plan (the “CIC Plan”). The Company’s Compensation Committee previously approved, and recommended that the Board approve, each of the Severance Plan and the CIC Plan.

Under the terms of the Severance Plan, if a participant’s employment with the Company is terminated by the Company due to an eligible termination which includes: a reduction of force; the closing of an office or business location; a downsizing; the restructuring, reorganization or reengineering of a business group, unit or department; a job elimination; or such other reason as the Company shall determine in its sole discretion, the participant will generally be entitled to receive the following severance benefits pursuant to the Severance Plan: (i) a lump sum payment of severance at the participant’s monthly base salary rate equal to the participant’s “severance multiple,” and (ii) a monthly subsidy equal to the participant’s expected cost of COBRA premiums for continued medical coverage for a limited period of time corresponding to the number of months in the participant’s severance multiple. A participant holding the title of Executive Vice President, Senior Vice President or Vice President at the time of his or her termination would have a “severance multiple” equal to 18 months, 12 months or six months, respectively. Participants holding other titles will be eligible for benefits at a severance multiple that varies in proportion to their seniority and tenure with the Company.

A participant will be eligible for benefits under the CIC Plan if a Change in Control (as defined in the CIC Plan) occurs and either the participant’s employment is involuntarily terminated within the 12-month period following the Change in Control or he or she has been requested by the Company to continue in the employment of the Company through a specified date following a Change in Control and the participant remains in the employment of the Company for such specified period. The benefits under the CIC Plan are generally the same benefits as the severance benefits provided under the Severance Plan, except (i) a participant holding the title of Executive Vice President, Senior Vice President or Vice President at the time of his or her termination would have a “severance multiple” of 24 months, 15 months or nine months, respectively, and (ii) a participant holding the title of Executive Vice President at the time of his or her termination would also be entitled to a lump sum payment of a prorated target bonus for the year in which the termination occurs. Participants holding other titles will be eligible for benefits at a severance multiple that varies in proportion to their seniority and tenure with the Company.

The Severance Plan and the CIC Plan each provide that if the Company and PHH Corporation (together with its subsidiaries, “PHH”) close their previously disclosed merger transaction, employees of PHH immediately prior to the closing of the merger will not be eligible for benefits under such plan for a period of one year. Such employees will remain eligible for benefits under the terms of the PHH severance plans in effect immediately prior to closing, which the Company has agreed to continue in effect for a period of one year following the merger closing. There can be no assurance that the merger will close or as to the timing of such closing if it occurs.

A participant’s right to severance benefits under the Severance Plan or CIC Plan, as the case may be, is conditioned upon the participant’s execution of a separation and release agreement. Any and all equity awards held by a participant in the Severance Plan or the CIC Plan will be governed by the applicable award agreements. If a participant is entitled to severance benefits under the CIC Plan, the participant will not also receive severance benefits under the Severance Plan.

The foregoing descriptions of the Severance Plan and the CIC Plan do not purport to be complete and are qualified in their entirety by reference to the complete copies of the Severance Plan and CIC Plan attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Ocwen Financial Corporation United States Basic Severance Plan
10.2	Ocwen Financial Corporation United States Change in Control Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: July 2, 2018	By:	/s/ Timothy M. Hayes
Timothy M. Hayes
Executive Vice President and General Counsel